Exhibit 99.1

Investor Contact Stephen Pettibone 203-351-3500

One StarPoint Stamford, CT 06902 United States

STARWOOD HOTELS & RESORTS ENTERS INTO NEW CREDIT FACILITY WITH A $1.75 BILLION REVOLVING LOAN COMMITMENT

STAMFORD, Conn. (November 30, 2012) – Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT) today announced that it has closed a new $1.75 billion Senior Credit Facility (the “New Facility”) on November 30, 2012. The New Facility matures on February 28, 2018, or such later date as may be adjusted from time to time, and replaces the existing $1.5 billion Credit Agreement (the “Existing Facility”) which would have matured on November 15, 2013. The New Facility enhances the Company’s financial flexibility and is expected to be used for general corporate purposes. The $1.75 billion multi-currency revolving loan commitment was provided by a syndicate of 27 banks, including JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Bank of America, N.A., HSBC Bank USA, National Association, and Wells Fargo Bank, National Association, as Lead Arrangers.

About Starwood Hotels & Resorts Worldwide, Inc.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with 1,128 properties in nearly 100 countries and approximately 154,000 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, Aloft® and ElementSM. The Company boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG), allowing members to earn and redeem points for room stays, room upgrades and flights, with no blackout dates. Starwood also owns Starwood Vacation Ownership, Inc., a premier provider of world-class vacation experiences through villa-style resorts and privileged access to Starwood brands. For more information, please visit www.starwoodhotels.com.

Forward Looking Statements

This communication contains forward-looking statements relating to the terms of the credit facility and the expected use of proceeds from the credit facility. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Additional risks and factors are identified in Starwood’s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2011, which is available on the SEC’s website at http://www.sec.gov. Starwood undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.